Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH FILES 4.4% REDUCTION IN ITS CALIFORNIA WORKERS’ COMPENSATION RATES EFFECTIVE JANUARY 1, 2007

WOODLAND HILLS, CALIFORNIA, November 28, 2006  . .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  . Zenith National Insurance Corp. reported that its wholly owned subsidiary, Zenith Insurance Company, has filed today with the California Department of Insurance its workers’ compensation rates for use in California on or after January 1, 2007.  The new rates represent an average reduction of 4.4% when compared to rates in effect since July 1, 2006.  Since the enactment of the reforms in California, Zenith has reduced its manual rates by 39%.  Rates charged to employers are also affected by changes in individual schedule factors and experience modifications.  The following table displays the manual rate level changes and the ultimate rate changes for renewal business:

		Average Renewal
	Manual Rate	Charged Rate
Effective Date of Change	Change	Change
January 1, 2004	0.0%	(4.0)%
July 1, 2004	(10.0)	(12.0)
January 1, 2005	(2.0)	0.0
July 1, 2005	(12.0)	(19.0)
January 1, 2006	(13.0)	(15.0)
July 1, 2006	(5.0)	(11.0)
January 1, 2007	(4.4)

Commenting on the most recent filing, Stanley R. Zax, Chairman and President said, “Continued deflationary cost trends make rate reductions appropriate.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; (8) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (9) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.